EXHIBIT 10.51


                        OCCIDENTAL PETROLEUM CORPORATION
                    GROUP EXCESS LIABILITY INSURANCE PROGRAM


Certain executives of Occidental Petroleum Corporation and its subsidiaries are selected to participate in Occidental's Group Excess Liability Insurance Program. Occidental pays the premium for the insurance. The insurance is an umbrella policy which provides excess coverage beyond regular liability policies, with required minimum coverage for underlying policies such as auto and home policies. The program provides $10 million of coverage for a small number of executives and $5 million of coverage for certain other executives.




040224b